Exhibit 10.3
EXECUTION COPY
FLIGHT SERVICES AGREEMENT
Between
Atlas Air, Inc.
and
Polar Air Cargo Worldwide, Inc.
DATED JUNE 28, 2007
[*] = Portions of this exhibit have been omitted pursuant to a Confidential Treatment Request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION COPY

Page
ARTICLE 23. Miscellaneous	21

ANNEX A

ANNEX B

ATTACHMENT I

FLIGHT SERVICES AGREEMENT
     THIS FLIGHT SERVICES AGREEMENT (the/this “Agreement”), made and entered into this 28th day of June, 2007 (the “Effective Date”), between ATLAS AIR, INC., a Delaware Corporation, having its principal operating office at 2000 Westchester Avenue, Purchase, New York 10577, USA (“ATLAS”) and POLAR AIR CARGO WORLDWIDE, INC., a Delaware Corporation having its principal place of business at 2000 Westchester Avenue, Purchase, NY 10577, USA (“COMPANY”) (each, a “Party”; collectively, the “Parties”).
WITNESSETH:
     WHEREAS, ATLAS is prepared to offer to COMPANY services that include aircraft maintenance, insurance coverage and, at a future date, the provision of flight crew under a crew, maintenance, and insurance (“CMI”) agreement memorialized herein; and
     WHEREAS, in order to complement its own operational capability, COMPANY desires to avail itself of the aforementioned services offered by ATLAS under such an agreement;
     NOW, THEREFORE, in consideration of the foregoing, together with the mutually agreed upon terms and conditions contained herein, the Parties agree as follows:
ARTICLE 1.
Primary Obligations
     1.1. From and after the Effective Date, ATLAS shall provide comprehensive aircraft, engine and component maintenance and maintenance services and hull and third party liability insurance and insurance administration for six (6) Boeing 747-400F aircraft (the “ 400F Aircraft”), as more fully identified in Annex A hereto, which by this reference is made a part hereof, and one (1) Boeing 747-200F aircraft (“the Classic Aircraft”), as more fully identified in Annex A, all of which shall be referred to collectively as the “Aircraft.”
     1.2. From and after the Effective Date, ATLAS shall provide flight crewmember travel and administration services for those crew complements and individuals operating the Aircraft (respectively, “Flight Crewmembers” and “Flight Crews”). Initially, such individuals shall be employed by COMPANY (“COMPANY Flight Crewmembers” and COMPANY Flight Crews,” respectively). At such time as a single collective bargaining agreement covering ATLAS and theretofore COMPANY Flight Crewmembers (the “SCBA”) is negotiated and takes effect (the “SCBA Date”), all COMPANY Flight Crewmembers, with the exception of those retained by COMPANY in managerial positions, such as directors of operations, maintenance, safety and quality assurance, and chief pilot, shall be transferred to ATLAS and become ATLAS employees, and ATLAS shall thereafter provide qualified Flight Crewmembers to COMPANY in sufficient numbers and of sufficient qualifications to operate the Aircraft. Each Flight Crewmember assigned by ATLAS from and after the SCBA Date pursuant to this Agreement shall be referred to as an “Assigned Crewmember” and a crew complement adequate to operate an Aircraft from and after the SCBA Date shall be referred to as an “Assigned Crew.” The term “Assigned Crewmember” shall be deemed a subset of the term “Flight Crewmember” and the term “Assigned Crew” shall be deemed a subset of the term “Flight Crew.”
     1.3. From and after the Effective Date, ATLAS shall provide specified services to support COMPANY’S operations as a stand-alone U.S.-certificated airline holding out scheduled air cargo services to the general shipping public. All services provided by ATLAS to COMPANY pursuant to this Agreement shall comply with COMPANY’S FAA (defined below) approved operations programs, policies and procedures.
     1.4. The term of this Agreement (the “Term”) shall commence on the Effective Date and extend until twenty (20) years following the date of commencement of the air transport capacity commitments under that certain Blocked Space Agreement between DHL Network Operations (USA), Inc. (“DHL”) and COMPANY of even date hereof (the agreement being termed the “BSA” and the commencement date of DHL’s obligations to purchase capacity thereunder, the “BSA Commencement Date”), subject to early termination as set forth in Article 13 hereunder and, with respect to the Classic Aircraft, in this Section 1.4. The Classic Aircraft shall be removed automatically from this Agreement as of the BSA Commencement Date unless COMPANY gives ATLAS sixty (60) days’ prior written notice of continuation. If the Classic Aircraft is continued beyond the BSA Commencement Date, then commencing on and continuing after the BSA Commencement Date, either Party to this Agreement shall have the right to remove the Classic Aircraft by giving the other Party one hundred eighty (180) days’ prior written notice.
     1.5. Unless otherwise directed by COMPANY, flights of the Aircraft (the “Flights”) shall be operated in accordance with COMPANY’S schedule(s) (the “Schedule(s)”) specified in Annex A. Such Schedule(s) may be amended from time to time in accordance with the procedures set forth in Annex A or as otherwise mutually agreed upon by the Parties.
     1.6. Certain agreements of the Parties hereto relating to the Aircraft Leases as defined in Attachment I hereto are set forth in Attachment I hereto, which is hereby incorporated by reference in this Agreement.
ARTICLE 2.
Assignment and Supervision of Flight Crewmembers
     2.1. Until the SCBA Date, the Aircraft shall be operated by Flight Crewmembers employed and supervised by COMPANY. Commencing on and continuing after the SCBA Date, ATLAS shall provide to COMPANY and COMPANY shall utilize Assigned Crews comprised of Assigned Crewmembers who are duly qualified and hold current licenses and type ratings necessary to operate the Aircraft according to the Schedules. Such Assigned Crewmembers shall be and remain employees of ATLAS. They shall be properly certified in accordance with the rules and regulations of the U.S. Federal Aviation Administration (“FAA”) and the International Civil Aviation Organization (“ICAO”), and shall comply with the laws and requirements of all countries whose rules and regulations may apply under this Agreement to the extent not in conflict with FAA rules and regulations.

     2.2. The terms and conditions of rostering, duty and rest times of Flight Crewmembers shall be initially in accordance with the collective bargaining agreement in effect between such Flight Crewmembers and Polar Air Cargo, Inc. on the Effective Date and, after the SCBA Date, in accordance with the SCBA and, in any event, shall not be in violation of limitations established by the FAA.
     2.3. At all times when this Agreement is in effect, COMPANY shall have the authority and responsibility to supervise, direct and control Flight Crewmembers, including Assigned Crewmembers, during the performance of Flight Duties and on Duty Assignment at or away from Base. For purposes of this Agreement, the term “Flight Duties” means any duties or responsibilities performed aboard an Aircraft whether for purpose of operating the Aircraft, giving or receiving training, receiving checks, checking or observing the performance of other Flight Crewmembers. The term “Duty Assignment” means any duties or responsibilities other than Flight Duties. The term “Base” means the common domicile of Flight Crewmembers from which operations are conducted.
ARTICLE 3.
Flight Crewmember Salary, Benefits,Allowances and Other Costs
     3.1. For administrative purposes, until the SCBA Date, and subject to reconciliation pursuant to Section 3.3 of Annex A, salaries, employee compensation and benefits of COMPANY Flight Crewmembers, including but not limited to sick leave, workers’ compensation (or similar), payments arising from furlough or severance, life and medical insurance, per diem compensation, all employee-related taxes and insurance premiums to maintain the coverage required by Section 3.2 (collectively, “Flight Crewmember Costs”) shall be paid in the first instance by COMPANY, and then charged back to ATLAS and netted against payments due to ATLAS under this Agreement, as set forth in Section 8.2 and Annex A, Article 3 of this Agreement. After the SCBA Date, Flight Crewmember Costs of Assigned Crewmembers shall in all instances be paid by ATLAS.
     3.2. It is the Parties’ intent that, notwithstanding the above administrative payment provisions, ATLAS shall bear exclusive responsibility, subject to Section 3.4, both before and after implementation of the SCBA, for all (i) Flight Crewmember Costs, consisting of COMPANY Flight Crewmember costs and Assigned Crewmember costs; (ii) any costs associated with the transfer of COMPANY Flight Crewmembers to ATLAS pursuant to the implementation of the SCBA; and (iii) any employment-related costs due to or arising out of any change to the terms or interpretation of the collective bargaining agreement applicable to Flight Crewmembers since 21 July 2006 (the “Applicable CBA”). To the extent that, notwithstanding ATLAS’ responsibility for such costs, COMPANY incurs any of the above costs, they shall be charged back to ATLAS and netted against payments due to ATLAS under this Agreement, as set forth in Section 8.2 and Annex A, Article 3. ATLAS’ responsibility for such costs under this Section 3.2 is an affirmative obligation to COMPANY, enforceable directly by DHL on behalf of COMPANY against ATLAS pursuant to Section 23.4 of this Agreement. For the avoidance of doubt, COMPANY’s sole responsibility to ATLAS in relation to CMI-related costs shall be the compensation stated in Article 2 of Annex A of this Agreement and costs specifically assigned to COMPANY pursuant to this Agreement.

     3.3. Until the SCBA Date, COMPANY shall provide the applicable insurance with respect to Flight Crewmembers under its own employers liability (or similar) insurance coverage. Commencing with the SCBA Date, ATLAS shall cause COMPANY to be named as an additional insured with respect to Assigned Crewmembers under its own employers liability (or similar) insurance coverage.
     3.4. Notwithstanding anything to the contrary in this Agreement, ATLAS shall not be responsible for the costs related to restrictions on or transfer of COMPANY’s assets or operations to which COMPANY would otherwise have been subject as a result of the Applicable CBA, which shall continue to be the responsibility of COMPANY.
ARTICLE 4.
Maintenance Services; Related Operational Responsibilities
     4.1. ATLAS shall perform, in a timely and complete manner under the supervision of COMPANY, the maintenance obligations of COMPANY under each of the Aircraft Leases with respect to the 400F Aircraft and the lease with respect to the Classic Aircraft (collectively, the “Lease Agreements”). ATLAS’ maintenance-related responsibilities may be specified in more detail in supplemental implementing agreements between ATLAS and COMPANY, as reasonably required by the FAA.
     4.2. Further, ATLAS shall provide all maintenance of and maintenance administration for the Aircraft, their engines and their components, including but not limited to A, C and D checks, compliance with all Airworthiness Directives, Service Bulletins and similar requirements to be performed by COMPANY under the Lease Agreements, line maintenance, heavy and line maintenance program planning and engineering support, towing for maintenance purposes, ferry flights, hangar fees, and local maintenance assistance.
     4.3. The Aircraft shall be maintained in accordance with COMPANY’S FAA approved Maintenance Program. ATLAS shall endeavor to comply with any additional requirements imposed by any foreign governmental authority with which COMPANY must comply in order to perform its obligations under the BSA; provided that such requirements are not in conflict with FAA or U.S. Department of Transportation (“DOT”) regulations and that all additional costs or charges relating thereto shall be for COMPANY’S account and shall be considered pursuant to the procedure set forth in Section 1.4 of Annex A of this Agreement.
     4.4. In the event that one or more Aircraft are required to be taken out of service in order to perform C and D check maintenance pursuant to this Section 4, then ATLAS shall provide a replacement aircraft with similar economics, payload capacity and fuel burn characteristics, pursuant to the terms of that certain Standby Aircraft Wet Lease Agreement between the Parties of even date hereof (the “ACMI Agreement”). In such case, any Block Hours flown by such replacement aircraft shall be compensated according to the terms of the ACMI Agreement and, after the BSA Commencement Date, shall count towards the Monthly Minimum Block Hour Guarantee.

ARTICLE 5.
Insurance Procurement and Administration
     5.1. ATLAS shall, at its own cost and expense (except with respect to certain additional war risk insurance premium surcharges and other additional insurance charges referenced in Section 5.2), procure and maintain insurance coverages required to be maintained by COMPANY under the terms of Section 9.1.1 and 9.1.2 of the BSA and Annex B to each of the Lease Agreements. ATLAS also shall assume such administrative responsibilities as may fall on COMPANY in connection with actual and potential claims under such insurance policies. ATLAS shall be entitled to adjust and self-insure deductible amounts of any of the insurance coverages required to be maintained under the above terms, provided that such self insurance is consistent with industry norms and practices. To the extent that the requirement of COMPANY to provide coverage for risk of loss of cargo and mail carried on the Aircraft after the BSA Commencement Date in an amount not less than Fifty Million U.S. Dollars (US $50,000,000) for any one occurrence requires an increased premium by the insurance underwriters, such increased premium shall be at COMPANY’S expense. If DHL requests that the coverage required by the preceding phrase be provided via a separate or stand-alone policy (separate and apart from that coverage included in Atlas Air Worldwide Holdings, Inc. (“AAWW”) or ATLAS’ aviation hull and liability insurance), then increased costs, if any, of such separate or stand-alone policy shall be at COMPANY’S expense and shall be in an amount equal to the costs of such policy minus any reduction in cost accruing to AAWW or ATLAS as a result of such separation of such policy from the existing coverage.
     5.2. The policy territory of each type of insurance specified above shall be worldwide, subject to such territorial exclusions as may be usual and customary in the worldwide airline insurance industry. COMPANY shall be responsible for any additional war risks premium surcharges or other additional charges applicable as a result of operations to, through or over any geographical areas that are not covered under a standard insurance policy.
ARTICLE 6.
Additional Responsibilities
     6.1. The specific responsibilities of ATLAS shall include:
(a)	After the SCBA Date, supplying the Assigned Crews in accordance with the requirements of this Agreement;

(b)	Providing all travel and hotel administration services for the Flight Crews (unless otherwise agreed by the Parties); and

(c)	Securing visas, work permits, endorsements, airport identification/access cards and other similar documents required in connection with the utilization of Flight Crewmembers hereunder.
     6.2. Subject to FAA approval, ATLAS shall provide flight planning and dispatch support with employees supplied to COMPANY; provided that if FAA approval cannot be obtained, the Block Hour Rate referenced and defined in Section 8.1 shall be reduced by an amount equal to ATLAS’ cost to provide such services and COMPANY shall provide such services for its own account.
     6.3. ATLAS shall be subject to the on-time performance standards (the “On-Time Performance Standards”) set forth in Annex B hereto, which by this reference is incorporated herein by reference and made a part hereof.
     6.4. (a) Notwithstanding anything else in this Agreement to the contrary, COMPANY shall provide or otherwise assume responsibility for all of the following:
(i)	Flight Crew and Flight Crewmember operational oversight and training program certification;

(ii)	Maintenance operational oversight and program certification;

(iii)	Flight operational control;

(iv)	Aircraft fuel (including all in plane fuel costs such as fuel storage, transportation, if applicable, and fuel related taxes) and into-plane fueling services;

(v)	The costs of en route and air traffic control fees;

(vi)	Landing and/or departure fees, parking fees and airport handling charges;

(vii)	The costs of Flight Crew hotel accommodation and hotel transfers and Flight Crew positioning and de-positioning without markup (except for such accommodation, transfers and positioning and de-positioning required as a result of crew training); provided, however, that ATLAS shall take responsibility for these items in return for a fixed cost per block hour, the determination of which shall be transparent and subject to review pursuant to the procedure set forth in Section 1.3 of Annex A of this Agreement, and which shall not include any profit margin or uplift, to be billed at month end as set forth in Article 2 of Annex A;

(viii)	The costs of local Flight Crew ground transportation from Aircraft to airport terminal/customs/immigration;

(ix)	Catering and Flight Crew meals as per ATLAS’ policy; provided, however, that ATLAS shall take responsibility for these items in return for a fixed cost per block hour, the determination of which shall be transparent and subject to review pursuant to the procedure set forth in Section 1.3 of Annex A of this Agreement, and which shall not include any profit margin or uplift, to be billed at month end as set forth in Article 2 of Annex A;

(x)	When COMPANY’S rotations are 12 hours or longer such that Flight Crew rest becomes necessary or is required, COMPANY shall provide provisioning of Flight Crew bed rest linens for each Flight Crew member, including one sheet, pillow, pillowcase and blanket. Disposable linens or those similar to COMPANY’S own crew linens are acceptable; provided, however, that ATLAS shall take responsibility for these items in return for a fixed cost per block hour, the determination of which shall be transparent and subject to review pursuant to the procedure set forth in Section 1.3 of Annex A of this Agreement, and which shall not include any profit margin or uplift, to be billed at month end as set forth in Article 2 of Annex A;

(xi)	Receiving, collecting and distributing all necessary flight operational paperwork to ATLAS crewmembers to dispatch the Aircraft;

(xii)	Aircraft handling (including use of ground power during Aircraft ground times for cargo loading and unloading), cargo loading or unloading, pushback, lavatory cleaning, water and trash removal, cleaning of flight deck (including linen service) and all cargo compartments, and deicing;

(xiii)	Preparation and packaging of cargo, buildup and breakdown of pallets, ramp positioning and de-positioning, and all similar cargo handling activities;

(xiv)	All Customs fees, penalties, duties and taxes in connection with the traffic and transportation of and handling of cargo and mail;

(xv)	Security costs and expenses as set forth in Section 7.3(a);

(xvi)	Unit load devices (“ULD’s”), including required nets and tension equipment meeting all FAA regulations and standards;

(xvii)	Warehousing, receipt, delivery, ground transport and documentation of cargo traffic at all stations;

(xviii)	Cargo and mail insurance as set forth in Section 5.2;

(xix)	All taxes as set forth in Article 14 below;

(xx)	All costs associated with ground operations training to be provided by ATLAS to COMPANY (if such training is requested by COMPANY); and,

(xxi)	Positioning/depositioning costs, if incurred, for the Aircraft from/to New York at the commencement and termination of Flights under this Agreement.

(b)	Any and all costs or charges arising from or related to this Section 6.4 as being payable by COMPANY to third parties shall be paid by COMPANY directly to such third parties, and COMPANY hereby indemnifies ATLAS against any and all such related costs, fees, or charges. In the event payment of any such costs or charges cannot be achieved as described above, then COMPANY indemnifies and agrees to reimburse ATLAS promptly for said costs, fees, or charges; provided, however, that ATLAS shall make all reasonable commercial efforts to have such costs and charges redirected through COMPANY in the future.
ARTICLE 7.
Operational Control
     7.1. During the Term of this Agreement, the Aircraft shall be registered under the laws of the United States of America. Notwithstanding any other provision of this Agreement (including those set forth in the attached Annexes), the Aircraft shall at all times be under the exclusive possession, direction, and operational control of COMPANY.
     7.2. Flight Crewmembers shall not be obliged to operate the Aircraft in violation of the terms or conditions of any insurance policy relating to the Aircraft or its operation, in contravention of the time regulations applicable to Flight Crewmembers to be provided hereunder or in violation of any other law, rule or regulation controlling COMPANY’S operations under this Agreement.
7.3. (a) COMPANY shall be required at its expense to adhere to ATLAS’ security procedures, including but not limited to security procedures relating to the Flight Crew, Aircraft and cargo. ATLAS’ security procedures shall be provided to COMPANY upon request. COMPANY shall also be responsible for compliance with all Transportation Security Administration regulations and requirements, including but not limited to, screening of cargo destined for or outbound from the United States, screening of service personnel requiring access to the flight deck on Flights destined for or departing from the United States, screening of all individuals to be transported on the Aircraft including Flight Crews on Flights destined for or departing from the United States, providing security for the aircraft while on the ground, secure transportation for Flight Crews when required, and compliance with host country security requirements. ATLAS shall have the right to approve or disapprove COMPANY’S security vendors and contractors for the operations contemplated by this Agreement. ATLAS shall have the right to inspect and audit COMPANY’S security program (including services provided by any approved vendor or contractor), and COMPANY agrees to cooperate in any such inspection or audit, provided such inspection or audit shall be conducted at reasonable times and shall not cause a material disruption to COMPANY’S operation.
(b) Flight Crewmembers shall not be obligated to operate to any country or airport requested by COMPANY if such operations would be contrary to ATLAS security procedures or directives or to regulations or directives of any governmental entity, including but not limited to the United States Departments of State and Treasury, the

DOT and the FAA. ATLAS will advise COMPANY as promptly as possible of country-related and airport-related operating restrictions of the above types for locations in the Core Network as defined in the BSA. Subject to the other provisions of this Agreement governing use, availability and assignment of aircraft, ATLAS will not unreasonably withhold approval of COMPANY requests to operate to countries and airports not covered by the above types of restrictions. ATLAS will provide information with respect to countries, cities and/or airports with restricted overflight, landing and other special requirements on specific request by COMPANY.
(c) COMPANY acknowledges that U.S. government agencies, including the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. Commerce Department’s Bureau of Industry and Security, place limitations on certain types of exports to, and other transactions with, named non-U.S. governments, entities and individuals. COMPANY warrants that it will conduct its business pursuant to this Agreement in a manner that does not cause ATLAS to violate any such requirements. In particular, without limiting the applicability of the above, COMPANY represents that it will not knowingly cause goods to be exported on ATLAS’ services to, cause goods to be imported on ATLAS’ services from, or in using ATLAS’ services otherwise engage in financial transactions with, persons whom OFAC has identified as specifically designated terrorists. In any event, COMPANY agrees to indemnify and hold harmless from all costs, expenses (including reasonable attorney’s fees), losses, liabilities, damages, fines, and judgments incurred by ATLAS as a result of violation of the abovementioned requirements by COMPANY or its employees, representatives, agents, vendors or customers.
(d) Without limiting the foregoing and to the extent consistent with applicable law, ATLAS shall exercise reasonable commercial efforts to align its security policies with those of COMPANY.
ARTICLE 8.
Compensation
     8.1. The agreed price for the services provided by ATLAS pursuant to this Agreement shall be a per-Block-Hour price (the “Block Hour Rate”) as set forth in Annex A. Until the BSA Commencement Date, COMPANY shall compensate ATLAS in the amount determined by multiplying the applicable Block Hour Rate by the number of actual Block Hours operated. From and after the BSA Commencement Date, COMPANY shall compensate ATLAS in the amount determined by multiplying the applicable Block Hour Rate by, (a) in the case of the 400F Aircraft, the minimum number of Block Hours guaranteed in Annex A (the “Monthly Minimum Block Hour Guarantee”) or actual Block Hours operated, whichever is greater, and, (b) in the case of the Classic Aircraft, actual Block Hours operated. Compensation relating to services provided by ATLAS for the Classic Aircraft pursuant to this Agreement, [*]. The number of Block Hours operated shall be based on the Flight(s) in the ACARS record of aircraft movements if ACARS is installed, or recorded in the Captain’s Flight Log (which, if ACARS is not installed, shall be made available to COMPANY), which shall be regarded as final. For purposes of this Agreement, the term “Block Hours” shall refer to the elapsed time of a Flight, in hours, computed as of the time the Aircraft leaves the chocks for departure until the actual time of arrival in the chocks at the end of the Flight. COMPANY shall operate the Aircraft at a minimum Block Hour per cycle ratio as set forth in Annex A.
     8.2. Except to the extent specified otherwise in this Agreement, all CMI-related costs incurred directly and in the first instance by COMPANY, including, but without limitation, all COMPANY Flight Crewmember Costs and any additional crew-related costs borne by COMPANY but identified as the responsibility of ATLAS pursuant to Section 3.2 of this Agreement, shall be charged back to ATLAS and netted against payments due ATLAS under this Agreement as set forth in Annex A.
     8.3. Procedures for invoicing, payment and giving notice are as specified in Annex A.
ARTICLE 9.
Liability and Indemnity
     9.1. ATLAS shall assume liability for, and indemnify and hold COMPANY, its shareholders, directors, officers, employees, agents, and subcontractors free and harmless from, any and all claims, expenses, and legal fees with respect to:
(a)	Loss of or damage to the Aircraft occurring during the Term of this Agreement, when caused by services performed by ATLAS pursuant to Article 4 of this Agreement; and

(b)	Death of or injury to employees of COMPANY and any individual(s) carried on the Aircraft at COMPANY’S discretion in support of COMPANY’S business occurring during the Term of this Agreement, when caused by services performed by ATLAS pursuant to this Agreement; and

(c)	Death of or injury to persons, and loss of or damage to property, other than cargo carried hereunder, occurring during the Term of this Agreement, when caused by services performed by ATLAS pursuant to this Agreement;

(d)	Any costs for which responsibility has been assigned exclusively to ATLAS under this Agreement.
unless such loss, damage, death, or injury is caused by the willful misconduct or gross negligence of COMPANY, its employees, officers, agents, or subcontractors.
     9.2. ATLAS, its employees, officers, agents, and subcontractors shall not be liable for, and COMPANY shall indemnify, defend and hold ATLAS, its employees, officers, agents, and subcontractors free and harmless from any and all claims, expenses, and legal fees with respect of the following:
(a)	Loss, delay, non-delivery, damage to, or any other claims relating to cargo, property, or mail carried or to be carried on the Flight(s) under this Agreement; and

(b)	Death of or injury to personnel of COMPANY, its agents, and/or subcontractors while acting in connection with or performance of this Agreement, unless such loss, damage, death, or injury is caused by the willful misconduct or gross negligence of ATLAS, its employees, officers, agents or subcontractors.
     9.3. COMPANY is responsible for damage, up to the amount of ATLAS’ maximum hull deductible per incident, to the Aircraft, and/or its parts, equipment, and attachments installed thereon, if resulting from such causes as, but not limited to, fueling, loading, unloading, or other ground handling by COMPANY, its agents or subcontractors. Where such damage is caused by the negligence and/or willful misconduct of COMPANY, its agents or subcontractors, COMPANY’S Minimum Block Hour Guarantee referred to herein shall not be reduced for cancellations caused by such damage. Normal wear and tear is excepted.
     9.4. In no event shall either Party be held liable to the other, and each Party hereby expressly waives any claim it may have against the other, for incidental, consequential, special or punitive damages of any kind, including loss of market or future profits that may arise under this Agreement.
     9.5. COMPANY shall assure that cargo of a dangerous, hazardous, or offensive nature is packed in accordance with IATA and ICAO dangerous goods regulations, and 49 C.F.R. Part 175 for transportation on board the Aircraft, and that such cargo is accompanied by a duly executed “shippers declaration for dangerous goods.” In the event United States laws or governmental regulations relating to carriage of hazardous cargo change, COMPANY shall change its packaging and/or handling requirements accordingly. COMPANY shall indemnify and hold ATLAS, its officers, employees, agents and subcontractors free and harmless from and against any and all losses, costs, claims, demands, judgments, expenses, or fines (including FAA civil actions, fines, and penalties and all costs associated with defending or litigating such costs, including reasonable attorneys’ fees) which ATLAS may suffer or incur due to failure to comply with this provision.
     9.6. COMPANY warrants that the cargo to be transported on the Aircraft shall not contain any contraband, materials, products, or other substances the importation, possession, transportation, or distribution of which would constitute a violation of any law or regulations of the United States or any other governmental authority having jurisdiction over the Aircraft or operations hereunder. COMPANY agrees to indemnify and hold ATLAS harmless from all costs, expenses (including attorneys’ fees), losses, liabilities, damages, fines, and judgments (including attorneys’ fees) incurred by ATLAS as a result of any breach of the terms and conditions set forth herein.
     9.7. The Parties shall promptly notify each other of the existence of any Claim to which indemnification obligations might apply; provided, however, that the failure to give such notice (other than notice of the commencement of a legal proceeding) shall not adversely affect any right of indemnification under the Agreement. The indemnifying Party shall be entitled to control the defense of any such legal proceedings, through legal counsel reasonably satisfactory to the indemnified Party, at the sole expense of the indemnifying Party, and the indemnified Party shall cooperate and consult with the indemnifying Party in the defense of such Claim and shall have the right, but not the obligation, to participate in the defense at its own expense. If the indemnifying Party elects not to direct such defense, the indemnified Party will have the right, at its own discretion, to direct such defense at the indemnifying Party’s sole expense. The indemnifying Party shall have the right to compromise or settle, with the indemnified Party’s prior written approval (such approval not to be unreasonably withheld), any claim or litigation regarding which it is required to indemnify. If the indemnified Party refuses to approve any compromise or settlement recommended by the indemnifying Party which would have concluded such claim or litigation but for the indemnified Party’s failure to give approval, the indemnifying Party’s liability to the indemnified Party hereunder with respect to any such claim or litigation shall not exceed the amount which the indemnifying Party would have paid pursuant to such proposed compromise or settlement.
ARTICLE 10.
Insurance
     10.1. The insurance carried by each Party with respect to activities contemplated by this Agreement shall be primary and non-contributory.
     10.2. Each Party shall arrange for its insurers to waive any rights of recourse including subrogation against the other Party, its officers, directors, shareholders, agents, employees, agents, or subcontractors in accordance with any liability assumed hereunder.
     10.3. To the extent both Parties are not carried on the same insurance policy or certificate, each Party, with respect to its own responsibilities hereunder, shall designate the other Party an additional insured in its policies covering liability risks respectively assumed hereunder, and shall have inserted in those policies an appropriate severability of interest and cross liability clauses.
     10.4. To the extent both Parties are not carried on the same insurance policy or certificate, each Party shall procure that the interest of the other Party in such insurances shall be insured regardless of any breach or failure or violation by the insured of any warranties, declarations or conditions contained in such policies.
     10.5. (a) Prior to commencement of operations hereunder and reasonably in advance of any expiration of each policy of insurance required pursuant to this Agreement, each Party shall deliver to the other Party a certificate or certificates evidencing the insurance referred to herein and each Party shall arrange that the policy territory of such insurances shall be worldwide, subject to such territorial exclusions as may be usual and customary in the worldwide airline insurance industry. It is understood and agreed that to the extent that the Parties are on the same insurance policy or insurance certificate, the Parties will be delivering to each other identical certificates.
          (b) Each Party shall ensure that such certificate includes a provision giving the other Party not less than thirty (30) days notice (ten (10) days in the event of cancellation due to non-payment) of intent to cancel or materially alter the insurance (in a manner adverse to the other Party) carried as required by this Agreement, and not less than seven (7) days notice (or such shorter period as may be customary) in respect of changes in war and allied perils coverage exclusions. It is understood and agreed that to the extent that the Parties are on the same insurance policy or certificate, then the obligations of this Section 10.5(b) can be satisfied by one Party giving written notice to the other Party (within the applicable timeframes noted above).
     10.6. Notwithstanding the foregoing, to the extent that the Parties to this Agreement are party to the same insurance policy or program, the provisions of Section 10.1 through Section 10.4 of this Article 10, shall be interpreted to appropriately reflect the usual and customary terms of being party to the same insurance policy or program.
ARTICLE 11.
Force Majeure
     11.1. “Force Majeure Event” means acts or events not within the control of the Party bound to perform and which, by exercise of due diligence, such Party is unable to overcome. A Force Majeure Event includes acts of God, seizure, severe weather to the extent that it prevents aircraft operations in the relevant region or airport, strikes, labor stoppage, lockouts, or other industrial disturbances, acts of the public enemy, acts of terrorism, national emergency, war, shutdown of airspace, embargoes, blockades, riots, epidemics, lightning, earthquakes, floods, tornadoes, explosions, failure of public utilities, and any other causes not within the control of the Party claiming such event. For the avoidance of doubt, a Force Majeure Event shall not include any mechanical breakdown of any aircraft, unless such mechanical breakdown is caused by a Force Majeure.
     11.2. Upon occurrence of a Force Majeure Event, the affected Party shall give prompt notice to the other Party of such event. Upon giving such notice, and continuing during the period of a Force Majeure Event, all obligations of the Parties hereunder affected by such Force Majeure event shall be suspended until such event is no longer materially affecting the services to be rendered hereunder. The payment for all services provided up to the occurrence of a Force Majeure Event shall not be affected by such event and shall be payable when due. If the performance of this Agreement shall be materially prevented or delayed by reason of a Force Majeure Event either as a whole or with respect to one or more Aircraft for a period of more than thirty (30) days, then either Party shall have the option to terminate this Agreement in its entirety or with respect to the affected Aircraft, respectively, upon written notice to the other Party provided, however, that COMPANY and ATLAS shall take all commercially reasonable efforts to make alternative air transport capacity arrangements in order to avoid terminating this Agreement both as a whole and with respect to the affected Aircraft; and provided further, that if this Agreement is terminated by COMPANY pursuant to this Section 11.2, then any COMPANY Flight Crewmember Costs and related costs as set forth in Article 3 of this Agreement shall continue to be the responsibility of and charged back to ATLAS as long as the COMPANY has and continues to take all commercially reasonable efforts to mitigate such costs and such costs do not include in any event costs related to restrictions on or transfer of its assets or operations to which COMPANY would otherwise have been subject as a result of the Applicable CBA.

ARTICLE 12.
Preferred Customer Status, Alternative Suppliers and Additional Services
     12.1. Within sixty (60) days following the Effective Date, ATLAS will inform COMPANY of any anticipated non-renewing Boeing 747-400F ACMI agreements in relation to its fleet, and will keep COMPANY reasonably informed of any material changes thereto. ATLAS shall make timely offers in response to COMPANY’S defined requirements for such available capacity and contract at the offering terms to COMPANY, subject to ATLAS’ prior commitments.
     12.2. In the event that COMPANY acquires additional aircraft of acceptable fleet type and desires to procure for a sufficient duration additional crew and maintenance services from ATLAS and ATLAS agrees to provide such services, then such services shall be charged to COMPANY at rates consistent with this Agreement.
     12.3. When ATLAS outsources or procures any component of the services it provides under this Agreement from a third-party supplier, COMPANY shall be entitled to [*], provided that the procurement of such services from an alternative third party supplier shall not negatively affect ATLAS’ overall profit margin under this Agreement.
     12.4. Except as described in Section 12.3, nothing contained in this Agreement will limit COMPANY’S right to procure additional air transportation services from any other third-party supplier.
ARTICLE 13.
Termination
     13.1. Either Party may terminate this Agreement at any time, with immediate effect, by notice in writing to the other:
(a) If the other is declared bankrupt, or becomes insolvent, or files a petition for bankruptcy, or if the whole or a substantial part of the other’s property is seized before judgment or under an execution, or if a bankruptcy or insolvency proceedings commenced against the other in any jurisdiction and such proceedings, if involuntary, are not dismissed or discharged within sixty (60) days; or
(b) If the other defaults in the performance of any material covenant, term or condition contained in this Agreement including COMPANY’S default in the payment of any amounts due hereunder within ten (10) business days of its due date and such default continues unremedied during ten (10) business days from the time written notice of default has been given, and in the case of ATLAS default where such default is material to the business of COMPANY, unless such default is capable of cure and the defaulting Party is diligently taking steps to effect such cure, provided, however, no such default shall occur if such failure is due to the fault of ATLAS, acting as contractor to the COMPANY under that certain Shared Services Agreement, dated as of the date hereof between the Parties, to disperse such funds when due. The foregoing right of termination shall not apply to a default for failure to meet performance standards included in Annex

B to this Agreement, with remedies for any such default being governed exclusively by Section 13.4.
     13.2. ATLAS shall have the option to terminate this Agreement at any time, with immediate effect, by giving the COMPANY written notice of termination upon an “Event of Default” (as defined in each Lease Agreement) under the applicable Lease Agreement (but this Agreement shall only be terminated with respect to the affected Aircraft and shall otherwise continue); provided, that such Event of Default is not due to the fault of Atlas under this Agreement or any other Transaction Document, as defined in that certain Stock Purchase Agreement of November 28, 2006 between Polar Air Cargo Worldwide, Inc. and DHL Network Operations (USA), Inc.
     13.3. This Agreement will terminate (i) automatically in its entirety upon termination of the BSA in its entirety or (ii) with respect to one or more Aircraft upon termination of the BSA with respect to the affected Aircraft terminated under the BSA (but this Agreement shall only be terminated with respect to the affected Aircraft and shall otherwise continue), provided, however, that in the event of a termination pursuant to item (i) or (ii) hereof, the COMPANY and ATLAS shall take all commercially reasonable efforts to make alternative air transport capacity arrangements in order to avoid terminating this Agreement both as a whole and with respect to the affected Aircraft. In the event that there is a call-up of said Aircraft under CRAF or a similar program and ATLAS’ services are required under this Agreement to enable COMPANY to fulfill its commitments under CRAF or a similar program, notwithstanding the continuation of the Force Majeure Event, this Agreement shall continue in effect with respect to the affected Aircraft until such time as ATLAS’ services hereunder are no longer needed to enable COMPANY to operate the Aircraft under CRAF or such similar program.
     13.4. Following an Event of Default as specified in Section 3.2 or 3.3 of Annex B hereto, COMPANY shall have the right to terminate this Agreement after giving notice of such Event of Default to ATLAS, which right shall be effective for a period of one hundred and eighty (180) days following the end of the Final Measurement Period that led to such Event of Default. If no Event of Default is declared by COMPANY during such period, such Event of Default shall be deemed to be no longer in effect and continuing; provided, however, that such right of termination shall not be exercisable if (i) a Dispute between the Parties about whether an Event of Default has occurred pursuant to Section 3.2 or 3.3 of Annex B hereto, as applicable, has been referred to the Management Escalation Procedure set forth in the BSA and the outcome of such proceeding is still pending, or (ii) the terms of an Action Plan or alternative Action Plan (as defined in the BSA) have not come to a final conclusion; provided, further, that in connection with clauses (i) and (ii) the 180-day period shall be suspended during such time, but such 180-day period shall resume if the Management Escalation Procedure, including arbitration thereunder, determines that an Event of Default did occur. COMPANY shall have the right to terminate this Agreement until the later of (a) the end of such resumed 180-day period and (b) the 90th day following the final determination of such Management Escalation Procedure, including arbitration thereunder (if no Event of Default is declared by COMPANY during such period, then such Event of Default shall be deemed to be no longer in effect and continuing). If COMPANY elects to terminate this Agreement pursuant to this Section 13.4, it shall provide sixty (60) days notice or other notice period as may be mutually agreed by the Parties in writing prior to such termination.

     13.5. At the direction of DHL pursuant to Section 4.3 of the Stockholders Agreement, dated the date hereof, among COMPANY, DHL and AAWW or pursuant to its third party beneficiary rights hereunder, COMPANY may terminate this Agreement for convenience at five (5) years, ten (10) years and fifteen (15) years after the BSA Commencement Date by giving ATLAS one (1) year’s prior written notice (“Termination for Convenience”), provided, however, COMPANY’s right to a Termination for Convenience upon the fifth year anniversary of the BSA Commencement Date shall be subject to DHL, in the event a COMPANY Call Right or an ATLAS Put Right (as such terms are defined in that certain Put/Call Agreement dated as of the date hereof (the “Put/Call Agreement”) is exercised pursuant to the Put/Call Agreement, providing upon the date of such Termination for Convenience a new guarantee, for the ATLAS Leases (as defined in the Put/Call Agreement), and the indemnity agreement in favor of ATLAS, from Deutsche Post AG, or another creditworthy Affiliate of DHL reasonably acceptable to ATLAS as provided in Article 3 of the Put/Call Agreement.
     13.6. In the event that this Agreement is terminated pursuant to any of the above provisions and, after the SCBA Date, COMPANY requires Flight Crews for the Aircraft from the ATLAS seniority list, ATLAS will, at the option of COMPANY, provide such flight crews at ATLAS’ fully burdened cost (including salary, pension, medical and similar costs) on such terms and for such duration as COMPANY may reasonably require.
     13.7. In the event this Agreement is terminated in accordance with any of the foregoing provisions, such termination shall be without prejudice to the rights and liabilities hereunder and at law and in equity; provided, however, that neither Party shall not be entitled to claim or recover from the other Party any consequential or special damages.
ARTICLE 14.
Taxes
     Any and all payments due to ATLAS hereunder shall be free from, and COMPANY shall pay and hold ATLAS free and harmless from, any and all liability for any and all sales and/or use taxes, excise taxes and property taxes (including property taxes assessed based on frequency of operations, time in jurisdiction, time on ground, landings or otherwise), duties, fees, withholdings, value added taxes, or other similar assessments or charges, including any and all amount(s) of interest and penalties which may be or become due in connection therewith, imposed or withheld by any governmental authority or agency, or other entity which may be or become due arising out of or resulting from the terms and conditions of this Agreement and/or payments hereunder, and/or the operation of the Aircraft hereunder, except for taxes levied on the income of ATLAS.
ARTICLE 15.
Assignment
     This Agreement will inure to the benefit and be binding upon each of the Parties hereto and their respective successors and permitted assigns. NO PERSON OR ENTITY OTHER THAN THE PARTIES, EXCEPT AS OTHERWISE SPECIFICALLY CONTEMPLATED BY ARTICLE 19 OR SECTION 23.4, SHALL HAVE ANY RIGHTS, CLAIMS, BENEFITS OR POWERS UNDER THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BE

CONSTRUED OR INTERPRETED TO CONFER ANY RIGHTS, CLAIMS BENEFITS OR POWERS UPON ANY THIRD PARTY. Neither this Agreement, nor the rights or obligations of either Party, may be assigned, subleased, delegated or transferred, in whole or in part, without the prior written consent of the other Party, except that subject to FAA approval, ATLAS may assign, transfer or delegate this Agreement to an affiliate that is able to perform the terms and conditions of ATLAS hereunder, provided, that performance by such transferee continues to be guaranteed by AAWW under the Indemnity Agreement dated as of the date hereof.
ARTICLE 16.
Foreign Government Requirements
     The Parties recognize that foreign governments have regulations or policies on aircraft leasing and other transactions that may impede the implementation of commercial aviation business arrangements. Should any relevant foreign government delay implementation of, or render it difficult or impossible to implement the transactions contemplated by this Agreement and related agreements, the Parties shall cooperate with each other in an effort to modify the structure of this Agreement and the services to be provided hereunder in such fashion as will enhance implementation of this Agreement without affecting the economics of the Parties’ overall arrangement.
ARTICLE 17.
Conformity With Laws and Conventions
     17.1. The provisions of this Agreement shall be subject to, and at no time be in conflict with, the laws of any country which has authority to exercise jurisdiction over this Agreement or with applicable international conventions or applicable IATA traffic resolutions.
     17.2. Any provisions of this Agreement that are found to be contrary to any law, regulation, convention or resolution shall be deemed cancelled as of the date of effectiveness of such law, regulation, convention or resolution and revised accordingly by means of an amendment to this Agreement as provided for herein and such cancellation shall not affect the validity of the other provisions of this Agreement, so long as the Parties receive the benefit of the bargain contemplated by the terms and conditions of this Agreement.
ARTICLE 18.
Applicable Law and Jurisdiction
     This Agreement and the interpretation and performance hereof shall be governed by the applicable laws of the State of New York, USA, and each Party consents to New York as the exclusive jurisdiction and venue for any legal proceedings, and of the federal and state courts located in the State of New York, USA for enforcement action.
ARTICLE 19.
Confidentiality/Publicity
     19.1. Each of the Parties shall treat as strictly confidential and shall not reproduce or use for its own purposes or divulge, or permit to be divulged, to others (i) all information and data obtained by or from the other Party in connection with this Agreement, or otherwise related to this Agreement, which is confidential or proprietary to one of the Parties, including its customers, customer lists, information and data relating to customers, operations, policies, procedures, techniques, accounts, computer programs and networks, and personnel (“Confidential Information”); and (ii) all information and data which are confidential or proprietary to a third party and which are in the possession or control of one of the Parties (“Third Party Confidential Information”); provided, that COMPANY may reproduce or use for its own purposes all Confidential Information and Third Party Confidential Information of ATLAS that was used directly in the conduct of the scheduled service business operated by Polar Air Cargo, Inc. prior to the date hereof other than Third Party Confidential Information subject to restraints on disclosure and which such Party reasonably believes disclosure of such information would result in the breach of such Party’s obligations related to such Third Party Confidential Information (the “Business Confidential Information”). Each of the Parties shall limit access to the Confidential Information and Third Party Confidential Information to its employees having a need to know. Further, upon reasonable notice from the other Party or upon termination of this Agreement, return to the other Party all Confidential Information and Third Party Confidential Information in its possession in whatever form and on whatever medium embodied; provided, that this sentence shall not apply to the COMPANY with respect to the Business Confidential Information.
     19.2. The Parties shall not knowingly, directly or indirectly, divulge, communicate or use to the detriment of the other Party, or for the benefit of any other person(s), or misuse in any way, the Confidential Information or Third Party Confidential Information.
     19.3. The Parties may disclose Confidential Information or Third Party Confidential Information:
(a)	to professionals engaged by a Party who has a legitimate need to review this Agreement, the Confidential Information or the Third Party Confidential Information, and only after such party agrees to be bound by this Article 19;

(b)	as may be required pursuant to subpoena, court order, or request of a governmental authority having jurisdiction over a Party;

(c)	with the consent of the other Party, which may be withheld in that Party’s discretion;

(d)	in an action or other proceeding to enforce or which otherwise concerns this Agreement; or

(e)	otherwise required by law.
Notwithstanding the foregoing, each Party and its representatives and affiliates may disclose to any and all persons, without limitation of any kind, the tax treatment, tax strategies and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such Parties and their representatives and affiliates relating to such tax treatment, tax strategies and tax structure.
     19.4. If a Party receives a subpoena, court order or governmental request calling for the disclosure of this Agreement, the Party shall notify the other Party to provide that Party with an opportunity to object to the requested disclosure. However, nothing herein shall require a Party to violate any subpoena, court order or governmental request for disclosure.

     19.5. All inquiries from the press concerning the activities of ATLAS or any of its affiliate companies shall be referred to ATLAS’ spokesperson.
ARTICLE 20.
Further Cooperation
     From time to time, as and when requested by any Party to this Agreement, each other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to carry out the intent of this Agreement.
ARTICLE 21.
Merger/Modification
     This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof, and as of the date of this Agreement merges and supersedes all prior discussions, agreements and understandings concerning the subjects covered by this Agreement. Unless expressly provided herein, this Agreement may not be changed or modified except by agreement in writing signed by both Parties. The waiver by either Party of performance of any term, covenant or condition of this Agreement in a particular instance shall not constitute a waiver of any subsequent breach or preclude such Party from thereafter demanding performance thereof according to the terms hereof.
ARTICLE 22.
Authorizations
     The Parties agree that each of them, in accordance with their respective responsibilities hereunder, shall timely apply for and obtain all necessary governmental approvals, traffic rights, airport clearances, and other permission (if any shall be required) with regard to the services to be rendered hereunder.
ARTICLE 23.
Miscellaneous
     23.1. To the extent permitted by Applicable Law, including FAA regulations, COMPANY shall make a reasonable effort to accommodate ATLAS personnel on Flights operated pursuant to this Agreement upon request, provided, however, that priority shall be given to ATLAS personnel utilized in the performance of this Agreement.
     23.2. A waiver of any default hereunder shall not be deemed a waiver of any other or subsequent default hereunder.
     23.3. This Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against either Party. In the event that any one or more of the provisions of this Agreement shall be determined to be invalid, unenforceable, or illegal, such invalidity, unenforceability or illegality shall not affect any other provision of this Agreement and the Agreement shall remain in full force and effect and be construed as if such invalid, unenforceable or illegal provision had never been contained herein. The Parties shall undertake good faith consultations in order to replace any such invalid, unenforceable or illegal provision with a replacement provision intended to accomplish, as near as possible, the purpose and intent of the original such provision.
     23.4. This Agreement is for the benefit of COMPANY and its stockholders and DHL may, upon a material default hereunder for which DHL has given COMPANY prior written notice of any action or remedy it requests COMPANY to take in accordance with this Agreement, and COMPANY has not done so within sixty (60) days following receipt of such notices, enforce the rights of COMPANY on behalf of COMPANY under this Agreement. Subject to such enforcement right, the Parties hereto shall continue to have the ability to amend, waive and exercise all rights under this Agreement, and nothing herein shall affect the governance of COMPANY under the direction of COMPANY’S Board of Directors and management.
     23.5. Each Party has had an opportunity to review this Agreement, with benefit of legal counsel of its own choosing if desired, and no adverse rule of construction or interpretation shall be applied against ATLAS or COMPANY as the drafting Party of this Agreement.
     23.6. Headings, as used herein, are added for the purpose of reference and convenience only, and shall in no way be referred to in construing the provisions of this Agreement.
     23.7. Each signatory to this Agreement warrants and represents that such signatory has full authority and legal capacity to execute this Agreement on behalf of and intending to legally bind the Parties hereto.
     23.8. Each Party, in its performance under this Agreement, is and shall be engaged and acting as an independent contractor in its own separate business. Each Party shall retain complete and exclusive control over its personnel and operations and the conduct of its business. No Party, its officers, employees or agents shall in any manner make any representation or take any actions which may give rise to the existence of any employment, agency, partnership or other like relationship between the Parties hereunder. The employees, agents and independent contractors of each Party shall be and remain employees, agents and independent contractors of such Party for all purposes, and shall not be deemed to be employees, agents or independent contractors of the other Party. Neither Party shall have supervisory power or control over any employees, agents or independent contractors employed or engaged by the other Party.
     23.9. This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories on the same counterpart.
     23.10. Each of the Parties shall pay the fees and expenses of their own counsel, accountants or other experts, and all expenses incurred by such Party incident to the negotiations, preparation and execution of this Agreement.
[Signature Page Follows]

     THIS FLIGHT SERVICES AGREEMENT has been executed in duplicate by the duly authorized representatives of the Parties hereto on the date first hereinabove written.

POLAR AIR CARGO WORLDWIDE, INC.		ATLAS AIR, INC.

By:	/s/ William J. Flynn	By:	/s/ William J. Flynn

Name:	William J. Flynn	Name:	William J. Flynn

Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer